Exhibit 99.1

For Release: November 7, 2011

ALBEMARLE ANNOUNCES CHANGES TO ITS BOARD

(Baton Rouge, LA) November 7, 2011 – Albemarle Corporation (NYSE: ALB) announced today that its Board of Directors has elected Jim W. Nokes as non-executive Chairman of the Board, effective February 1, 2012. Albemarle also announced the retirement of Executive Chairman Mark C. Rohr, effective February 1, 2012. Luther (“Luke”) C. Kissam, IV, Albemarle’s President and Chief Executive Officer, was also elected to the Board, effective November 2, 2011.

Mr. Nokes joined the Albemarle Board as a director in 2009. Mr. Nokes previously served, until April 30, 2006, as Executive Vice President of Worldwide Refining, Marketing, Supply and Transportation of ConocoPhillips, an international, integrated energy company and has over three decades of expertise in the global refining industry. Mr. Nokes also serves as a director of Tesoro Corporation, an independent refiner and marketer of petroleum products.

Mr. Kissam was appointed by the Board of Directors to serve as the Chief Executive Officer of the Company on July 13, 2011, effective September 1, 2011. Mr. Kissam, age 47, was named President in March 2010. Mr. Kissam previously served as Executive Vice President, Manufacturing and Law, and Secretary of the Company having joined in September 2003 as Vice President, General Counsel and Secretary.

“This is the next logical step in the succession process we launched over 5 years ago. It has been a pleasure to work with the Albemarle team, and I have confidence in Luke and the management team to continue the successful growth of the Company,” commented Mr. Rohr.

Mr. Nokes, Chairman-elect, stated, “As a true leader, Mark has worked with the Board and the management team to develop an exceptional successor in Luke Kissam to lead the Company forward. Together, Mark and Luke have developed a deep, talented and innovative organization dedicated to business excellence and growth into the future.” Mr. Nokes added, “The Board thanks Mark for his devoted service and wishes him great success in all of his future endeavors.”

Mr. Kissam commented, “On behalf of Albemarle’s 4,000 plus employees around the globe, I thank Mark for his leadership, mentorship and friendship over the years,” said Mr. Kissam.

About Albemarle

Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a leading global developer, manufacturer, and marketer of highly-engineered specialty chemicals for consumer electronics, petroleum refining, utilities, packaging, construction, automotive/transportation, pharmaceuticals, crop protection, food-safety and custom chemistry services. The Company is committed to global sustainability and is advancing its eco-practices and solutions in its three business segments, Polymer Solutions, Catalysts and Fine Chemistry. Corporate Responsibility Magazine selected Albemarle to its prestigious “100 Best Corporate Citizens” list for 2010. Albemarle employs approximately 4,000 people and serves customers in approximately 100 countries. Albemarle regularly posts information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, Regulation G reconciliations, SEC filings, and other information regarding the Company, its businesses and the markets we serve.

Media Contact: Ashley Mendoza, (225) 388-7137, Ashley.Mendoza@albemarle.com

Investor Relations Contact: Lorin Crenshaw, (225) 388-7322, Lorin.Crenshaw@albemarle.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Albemarle Corporation’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.

Albemarle Corporation

451 Florida Street

Baton Rouge, Louisiana, USA